Exhibit 4.28

English Translation

EQUITY INTEREST PURCHASE AGREEMENT

The Equity Interest Purchase Agreement (hereinafter referred to as the “Agreement”) was entered into on July 6, 2015 in Beijing, the People’s Republic of China (“China”):

Party A:	Beijing Changyou Gamespace Software Technology Co.,Ltd., having its registered address at Room 158, No.1 Building, No.3 Xijing Road, High-tech Park, Badachu, Shijingshan District, Beijing;

Party B:	Beijing Changyou Star Digital Technology Co., Ltd., having its registered address at Room A-1049, 2/F, No.3 Building, No.30 Yard, Shixing Street, Shijingshan District, Beijing;

Party C:	Beijing Guanyou Gamespace Digital Technology Co., Ltd., having its registered address at Room 810, 7/F, No.1 Building, No.18 Yard B, Shijingshan Road, Shijingshan District, Beijing;

Whereas:

1.	Party A is a wholly foreign-owned enterprise legally established and validly existing under the Chinese laws;

2.	Party C is a limited liability company legally established and validly existing under the Chinese laws;

3.	Party B, a limited liability company legally established and validly existing under the Chinese laws, holds Party C’s 100% equity as its shareholder included in its register of members;

4.	Party A and Party B concluded a Loan Agreement on July 6, 2015, under which, Party A has provided Party B with and Party B has received RMB 10 million (RMB 10,000,000.00) interest-free loan;

5.	Party A and Party B signed a Share Pledge Agreement on July 6, 2015; and

6.	Party A, Party B and Party C signed the Business Agreement on July 6, 2015;

NOW THEFEFORE, the parties hereby agree as follows to make clear their rights and obligations through friendly negotiations:

1.	Option

1.1	Grant of rights

Party B hereby exclusively, irrevocably and without any additional conditions grants an option to Party A, based on which, Party A is entitled to, within the scope permitted by Chinese laws and based on the steps decided by Party A at its own discretion, and at the price stated in Article 1.3, at any time, purchase or cause a person or more than one person (the “Nominee”) to purchase from Party B, all or any part of Party C’s equity held by Party B (the “Option”). Except Party A and / or the Nominee, no other person shall be entitled to buy shares. For the purpose of the Agreement, “persons” include an individual, corporation, joint venture, partnership, corporate, trust or unincorporated organization.

1.2	Exercise steps

Party A and / or the Nominee may exercise its grants by issuing a written notice in a format stated in Attachment 1 hereto to Party B, stating the units of the share to be purchased from Party B and the exercise manner.

Within seven (7) working days after Party B’s receipt of the exercise notice, Party B shall enter into a Share Transfer Agreement with Party A and / or the Nominee, so as to as soon as possible transfer the equity to be purchased to Party A and / or the Nominee.

1.3	Exercise price

1.3.1	When Party A exercises the Option, unless then applicable Chinese laws and regulations require evaluation on the share to be purchased or otherwise give restrictions on the share price, otherwise, the purchase price of the shares to be purchased (the ““Exercise Price”) shall be equal to the original investment price paid by Party B for the shares to be purchased (the “Original Investment Price”, i.e. RMB 100,000 for every 1% equity).

1.3.2	When Party A exercises the Option, then applicable Chinese laws and regulations require evaluation on the share to be purchased or otherwise give restrictions on the share price, Party A and Party B agree that the exercise price shall be the minimum price permitted by applicable laws. Where the minimum price permitted by the laws is higher than the original investment price corresponding to the shares to the purchased, Party B shall repay the excess to Party A according to the Loan Agreement.

1.4	Transfer of the shares to be purchased

After Party A issues the option notice under the Agreement, at each exercise of the option:

1.4.1	Party B shall promptly make a resolution or a decision to approve the equity transfer to Party A, and Party B has signed a confirmation letter, agreeing to waive the rights of first refusal for Party C’s other equity;

1.4.2	Party B shall sign equity transfer contract for each transfer according to the Agreement and the related equity purchase notice with Party A;

1.4.3	The parties concerned shall sign all other necessary contracts, agreements or documents, obtain all the necessary government approvals and consents, and take all necessary actions, without any attached security interest, transfer the effective ownership of the shares to be purchased to Party A and/or the Nominee and make Party A and/or the Nominee the owner of the shares to be purchased registered with the administrative department for industry and commerce. For this section and the Agreement, “security interests” include guarantee, mortgage, pledge, third party rights or interests, any option, right to acquire, rights of first refusal, right of set-off, ownership retention or other security arrangements, excluding any security interest under the Share Pledge Agreement.

1.4.4	Party B and Party C shall unconditionally assist Party A in obtaining all the government approvals, licenses, registration and filings required for the transfer of the shares to be purchased and completing all the necessary procedures.

1.5	Payment

The purchase price shall be paid in a manner determined by Party A and Party B according to the applicable laws upon exercise upon negotiations. Party A and Party B hereby agree that, for any price paid by Party A and/or the Nominee to Party B with respect to the shares to be purchased, Party B shall return it to Party A subject to laws, in order to repay the loan principal and interest or capital occupation cost permitted by laws under the Loan Agreement.

2.	Party B’s and Party C’s Undertakings

2.1	they will not replenish, change or modify Party C’s articles of association, increase or decrease their registered capital in any form, or in any way change their structure thereof.

2.2	without Party A’s prior written consent, they will not sell, transfer, mortgage or otherwise dispose of any legal or beneficial benefits in equity, or allow to create any other security interests thereon at any time as of the date hereof, except the pledge right created on Party C’s equity under the Equity Pledge Agreement.

2.3	without Party A’s prior written consent, Party B will not agree at its board of shareholders, or support or sign any shareholder’s resolution to approve to sell, transfer, mortgage or otherwise dispose of its legal or beneficial benefits in its equity, or allow to create any other security interests thereon, except made to Party A or its designated persons.

2.4	on Party A’s demand at any time, unconditionally and immediately at any time transfer their equity to Party A, and give up the right of first refusal available to them with respect to the equity subject to above share transfer of Party C’s another existing shareholder.

2.5	without Party A’s prior written consent, Party B will not make any shareholders’ decision approving, supporting or signing any shareholders’ resolution on approving Party C’s merger or alliance with any person, or purchase of, or investment in any person.

2.6	In accordance with sound financial and business standards and practices, maintain Party C’s existence, prudently and effectively operate its business and process services; keep all business it has been operating in the normal course of business, in order to maintain Party C’s assets value, and will not conduct any actions / omissions sufficient to affect its operations and assets value.

2.7	without Party A’s prior written consent, it will not incur any acts or omissions constituting any significant impacts on Party C’s assets, business, and liabilities; without Party A’s prior written consent, will not sell, transfer, mortgage or otherwise dispose of any legal or beneficial benefits in Party C’s assets, business or income, or allow to create any other security interests thereon at any time as of the date hereof;

2.8	without Party A’s prior written consent, incur, inherit, provide guarantee for or allow any debts, except the debts (i) other than borrowing during normal or daily business course; (ii) disclosed to Party A and obtained Party A’s written consent.

2.9	without Party A’s prior written consent, will not enter into any major contracts (the purpose of this clause, if the value of a contract exceeds RMB One Hundred Thousand (RMB 100,000.00), it shall be deemed a major contract), except those signed in the normal course of business.

2.10	without Party A’s prior written consent, not to provide any loan or credit.

2.11	timely provide Party A on its demand at any time with the information on Party C’s operating and financial situation.

2.12	purchase and maintain insurance from the insurance company acceptable to Party A, to the extent that the insured amount and insurance type shall be the same as those usually covered by the company owning similar business and assets or property in the same area as Party C.

2.13	forthwith notify Party A of the any litigations, arbitrations or administrative proceedings or of any potential ones with respect to Party B’s equity ownership, Party C’s assets, business and income.

2.14	in order to maintain Party B’s ownership of the equity, execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate claims to make all necessary and appropriate defenses.

2.15	in order to maintain Party C’s ownership of all its assets, execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate claims to make all necessary and appropriate defenses.

2.16	without Party A’s prior written consent, Party C shall not in any form distribute dividends to its shareholders; but once requested by Party A in written form, it shall immediately distribute all or any part of the profit available for distribution to its shareholders.

2.17	forthwith notify Party A of any litigations, arbitrations or administrative proceedings or of any potential ones with respect to the equity held by Party B.

2.18	Party B shall make the shareholder’s decision or resolve at its shareholders’ meeting to approve the transfer of the shares to be purchased under the Agreement.

2.19	at the request of Party A, appoint the person nominated by Party A as Party C’s director and senior officer.

2.20	only with Party A’s written authority, exercise all rights as Party C’s shareholder as required by Party A.

2.21	the parties agree and confirm that, for the purpose hereof, Party A’s (written) consent refers to that the matters are subject to the approval of Party A’s board of directors.

2.22	strictly abide by the Agreement and other contracts signed by Party B, Party C and Party A, earnestly fulfill their obligations thereunder, and will not conduct any actions / omissions sufficient to affect the validity and enforceability thereof.

3.	Representations and Warranties

Party B and Party C hereby represent and warrant as follows to Party A on the date of the Agreement and on each transfer date:

3.1	they have the right to sign and deliver the Agreement and any share transfer contract they have signed for the transfer of the shares to be purchased under the Agreement (the “transfer contract”), and to perform the obligations under the Agreement and any transfer contract. Once signed, the Agreement and the transfer contracts to which they are a party constitute legal, valid and binding obligations upon them and can be enforced according to their terms;

3.2	the signing and delivery of the Agreement or any of the transfer contract and the performance of their obligations under the agreement or any of the transfer contracts will not: (i) result in violation of any relevant Chinese laws and regulations; (ii) conflict with their articles of association or other charter documents; (iii) lead to any violation of any contract or deed, or constitute a breach of any contract or deed to which they are a party or that are binding upon them; (iv) result in violation of any conditions for granting of any permit or approval or for the renewal thereof; or (v) make any license or approval issued to them suspended or withdrew or have any additional conditions;

3.3	Party C has good and marketable ownership of all its assets and Party C does not create any security interests on these assets;

3.4	Party C has no outstanding debts, (i) other than borrowing during normal business course; (ii) disclosed to Party A and obtained Party A’s prior written consent;

3.5	Party C will abide by all Chinese laws and regulations applicable to the assets acquisition;

3.6	currently, there are no ongoing or pending or potential litigations, arbitrations or administrative proceedings with respect to the equity held by Party B, Party C’s assets or the company; and

3.7	Party B has a good and marketable title to all of its shares, and does not create any security interest in the equity, excluding the security interest as agreed in the Share Pledge Agreement.

4.	Breach

4.1	If either party (the “defaulting party”) is in violation of any provision of the Agreement, causing damages to the other party (the “non-defaulting party”), the non-defaulting party may send written notice to the defaulting party, requiring the defaulting party to immediately remedy and correct its breach; if the defaulting party fails to take measures to the satisfaction of the non-defaulting party within fifteen (15) days as of the non-defaulting party sends the above notice in writing to remedy and correct its breach, the non-defaulting party may take other remedies by the prescribed methods under the Agreement or by legal means.

4.2	The following matters are considered as Party B’s breach:

4.2.1	Party B violates any provision of the Agreement, or any representations and warranties made by Party B in the Agreement have any significant errors, or are inaccurate and incorrect;

4.2.2	without Party A’s prior written consent, transfer, or otherwise transfer or pledge any of its rights under the Agreement;

4.2.3	the Agreement, the Loan Agreement and / or the Share Pledge Agreement becomes invalid or unenforceable.

4.3	If Party B is in default or violates the Loan Agreement, the Share Pledge Agreement or the Business Agreement, Party A can take the following measures:

4.3.1	require Party B to immediately transfer all or any part of the shares to be purchased to Party A and/or the Nominee at the purchase price; and

4.3.2	recover loans under the Loan Agreement;

4.4	Once Party A exercises the pledge right according to Article 11 of the Share Pledge Agreement and Party A obtains the income and payment related to the realization of the pledge right, Party B shall be deemed to have fully fulfilled the obligations under the Agreement, and Party A will not present any other payment requests to Party B in this regard.

4.5	Notwithstanding the other provisions of the Agreement, Article 4 shall survive the termination of the Agreement.

5.	Transfer

5.1	Party B will not transfer its rights or obligations under the Agreement to any third party, unless with Party A’s prior written consent; If Party B dies, Party B agrees to immediately transfer its rights and obligations under the Agreement to a person designated by it.

5.2	The Agreement is binding upon Party B and its successor or inheritor, and valid for Party A and its successors, heirs or permitted assignees.

5.3	Party B hereby agrees that Party A has the right to transfer to other third party its rights and obligations under the Agreement when necessary. In such case, Party A is only required to send written notice to Party B when such transfer occurs and no longer secure Party B’s consent to that transfer.

6.	Effectiveness and Term

6.1	The Agreement will take effect when signed by the parties.

6.2	The Agreement is valid for ten (10) years unless early terminated in accordance with its related terms hereof or the related agreements separately concluded by the parties. Before the expiry of the Agreement, the Agreement can only be extended with Party A’s written confirmation and the extension time will be determined by Party A.

6.3	If during the term as stated in Article 6.2, Party A’s or Party C’s operation term (including any extension period) expires or terminates for other reasons, the Agreement will terminate upon that termination, unless Party A transfers its rights and obligations according to Article 5.2 hereof.

7.	Termination

7.1	At any time during the term and the extended term of the Agreement, if Party A fails to exercise the Option in accordance with Article 1 of the Agreement due to then applicable laws, Party A can at its own discretion, send written notice to Party B to unconditionally revoke the Agreement without any liability.

7.2	In the event that Party C is terminated due to bankruptcy, dissolution or ordered to close in accordance with the law within the term and the extended term hereof, in the case of termination, Party B’s obligations under the Agreement shall be discharged; however, Party B shall perform its corresponding obligations under other agreements signed with Party A.

7.3	Except as stated in Article 7.2 of the Agreement, within the term and the extended term hereof, Party B and Party C may not require to terminate the Agreement in any cases.

8.	Taxes and Fees

Each party shall assume each and all transfer and registration taxes, expenses and costs it incurred or imposed on it arising from the preparation and execution of the Agreement and the transactions contemplated thereunder.

9.	Confidentiality

9.1	The parties acknowledge and confirm that the oral or written information exchanged with respect to the Agreement are confidential. The parties shall keep all such information confidential, and without the prior written consent of other party, they will not disclose any information to any third party, however, except the following information:

(a)	known by or will be known by the public (but not disclosed to the public by the receiving party without authorization)

(b)	as required to be disclosed by applicable laws or rules or regulations of the securities exchange; or

(c)	if any one party is required to disclose any information to its legal or financial advisor for the transactions contemplated hereunder, the said legal or financial advisers shall also be subject to the confidentiality similar to this clause. Breach of confidentiality by either party’s staff or the agency hired by that party will be deemed as that by that party, which shall therefore be liable for breach. The present term will survive the invalidity, revocation, termination or inoperability of the Agreement for any reason.

9.2	A party shall return, destroy or otherwise dispose of all files, materials or software containing the Confidential Information at the request of the other party and stop using such confidential information after the termination hereof.

9.3	Notwithstanding the other provisions of the Agreement, Article 9 shall survive the termination and suspension of the Agreement.

10.	Notices

Any notices or other communication sent by either party under the Agreement shall be made in writing, and sent to the following address or other address specified by other parties from time to time by personal delivery, letter or by facsimile. The notices shall be deemed served: (a) on the delivery date under personal delivery; (b) for a notice sent by letter, on the seventh (7) day after registered airmail (postage prepaid) is sent (marked on the postmark); or the fourth (4) day after being sent to the internationally recognized delivery service; and (c) if sent by fax, on the receipt time shown on the transmission confirmation printed by the sender.

Party A: Beijing Changyou Gamespace Software Technology Co., Ltd

Address: B Changyou Building, No.65 East Bajiao Street, Shijingshan District, Beijing

Party B: Beijing Changyou Star Digital Technology Co., Ltd.

Address: B Changyou Building, No.65 East Bajiao Street, Shijingshan District, Beijing

Party C: Beijing Guanyou Gamespace Digital Technology Co., Ltd.

Address: Room 810, 7/F, No.1 Building, No.18 Yard B, Shijingshan Road, Shijingshan District, Beijing

11.	Applicable Laws and Disputes Resolution

11.1	Conclusion, validity, execution, changes, interpretation, termination and disputes resolution of the Agreement shall be governed by the laws of China.

11.2	All the disputes arising from or in relation to the Agreement, if any, shall be amicably settled by the parties through amicable negotiations.

11.3	Where an agreement fails to be concluded within thirty (30) days after one party requests to settle the disputes through negotiation, either party agrees to submit the said disputes to Beijing Arbitration Commission for arbitration under its arbitration rules then in force in Beijing. The arbitral award is final and binding on all parties. All parties agree to be submitted and subject to the arbitral award. When any dispute occurs and any dispute is under arbitration, except the matter in question, the parties may still exercise other rights under the Agreement and perform other obligations hereunder.

12.	Miscellaneous

12.1	Titles of the Agreement are solely inserted for convenience and may not be used to for explanation or interpretation or in other ways affect the meanings of the provisions of the Agreement.

12.2	The parties hereto acknowledge that, once valid, the Agreement constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof, and supersedes all previous oral or/and written ones reached by and among the parties before the Agreement.

12.3	The Agreement is binding upon the parties hereto and their respective heirs, successors and permitted transferees, and inures to their benefits.

12.4	Any rights, powers and remedies empowered by any provision of the Agreement to the parties do not exclude any other rights, powers or remedies available to that party under the law and other provisions hereof and a party’s exercise of its rights, powers and remedies does not exclude its exercise of other rights, powers and remedies available to it.

12.5	Any one party’s failure to exercise or timely exercise the rights, power and remedy under the Agreement or available by law may not be considered as a waiver of those rights and will not affect that party’s exercise of those rights in other means in the future nor exercise of other rights of that party.

12.6	If any provision of the Agreement is held void, invalid, or unenforceable by any court of competent jurisdiction or arbitration agency, such provision may not affect or impair the validity or enforceability of the remaining provisions. However, the parties hereto shall cease performance of the void, invalid and unenforceable provisions, and only make them valid and enforceable within the scope the closest to their original intention.

12.7	For matters uncovered herein, the parties shall otherwise decide the same through friendly negotiations. The parties shall set down any changes and amendments to the Agreement in a written agreement. The duly signed modification agreements and supplementary agreements with respect to the Agreement constitute an integral part hereof and bear the same legal effect as the Agreement.

12.8	The Agreement is made in three (3) copies of the same legal effect. Each party holds one (1).

THEREFORE, the parties sign or cause their legal representatives or authorized representatives to sign the Agreement as of the date first written above.

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[Signature Page]

Party A: Beijing Changyou Gamespace Software Technology Co., Ltd.

(seal)

Signature:

Party B: Beijing Changyou Star Digital Technology Co., Ltd.

(seal)

Signature:

Party C: Beijing Guanyou Gamespace Digital Technology Co., Ltd.

(seal)

Signature:

Attachment I:

Option Notice (Format)

To: Beijing Changyou Star Digital Technology Co., Ltd.

According to the Share Purchase Agreement signed by us with you on                                 , we hereby send this notice and request you to, under the Share Purchase Agreement, transfer 100% equity of Beijing Guanyou Gamespace Digital Technology Co., Ltd. (the “Guanyou Gamespace”) hold by you to                                  at a price of                                 . Please effect the said transfer to                                  according to the Share Purchase Agreement after the receipt hereof.

Regards

Beijing Changyou Gamespace Software Technology Co., Ltd.

(Seal)

Date: